Exhibit 99.1

Escalade Reports Fourth Quarter and Full Year 2015 Results

EVANSVILLE, Ind., Feb. 23, 2016 /PRNewswire/ -- Escalade, Incorporated (NASDAQ: ESCA) announced that revenues for the fourth quarter of 2015 were up 8% over the same quarter in the prior year. Year to date revenues have increased 13% over the same period in the prior year due to organic growth and acquisitions. The Company reported net income from continuing operations for the fourth quarter of 2015 of $2.9 million, or $0.20 diluted earnings per share compared to net income from continuing operations of $4.5 million, or $0.32 diluted earnings per share for the same quarter in 2014. Full year 2015 net income from continuing operations was $11.6 million compared to prior year's net income from continuing operation of $13.3 million.

Gross margin ratio for full year 2015 fell from 30% to 28% due to decreased sales and margins in archery. We expect the archery market to remain challenging through at least the first half of 2016. Selling, general and administrative expenses (SG&A) were $27.8 million for full year 2015 compared to $22.9 million for the same period in 2014, an increase of $4.8 million or 21%. The increase in SG&A is primarily due to continued marketing efforts in new categories acquired, investments in new products to be introduced in 2016 and severance related charges. We expect additional marketing and selling expenses in the first half of 2016 as we introduce new products, including BearX crossbows and GoTek portable basketball goals, which should be in full market distribution mid-year 2016.

Net income for the full year 2015 was $11.6 million or 2% lower than the prior year. Diluted earnings per share in 2015 were $0.82 compared to $0.84 diluted earnings per share in the prior year. Net income for 2015 was adversely impacted by foreign currency exchange rates associated with our 50% ownership of Stiga, headquartered in Sweden.

"Our fourth quarter and full year 2015 results continued to show revenue growth," stated Dave Fetherman, President and Chief Executive Officer of Escalade, Inc. "Operating income in 2015 declined as a function of a soft Archery category, costs associated with two acquisitions and our continued investments in product development. We anticipate the acquisitions made in the second half of 2015, the Goalsetter premium brand basketball goals and Onix pickleball equipment and accessories, to be accretive in 2016. In January 2016, we entered into new categories with our line of BearX crossbows and GoTek portable basketball goals, both should have a positive impact on the second half of 2016. We also acquired Triumph Sports USA, Inc., a brand known for its innovative indoor and outdoor games, which we also expect to be accretive in 2016."

Escalade is a leading manufacturer and marketer of sporting goods products sold worldwide. To obtain more information on the Company and its products, visit our website at: www.EscaladeInc.com or contact Patrick Griffin, Vice President of Corporate Development & Investor Relations at 812/467-1358.

FORWARD-LOOKING STATEMENTS

This report contains forward-looking statements relating to present or future trends or factors that are subject to risks and uncertainties. These risks include, but are not limited to, the impact of competitive products and pricing, product demand and market acceptance, new product development, Escalade's ability to achieve its business objectives, especially with respect to its Sporting Goods business on which it has chosen to focus, Escalade's ability to successfully achieve the anticipated results of strategic transactions, including the integration of the operations of acquired assets and businesses and of divestitures of non-core assets and businesses, the continuation and development of key customer and supplier relationships, disruptions or delays in our supply chain, Escalade's ability to control costs, general economic conditions, fluctuation in operating results, changes in foreign currency exchange rates, changes in the securities market, Escalade's ability to obtain financing and to maintain compliance with the terms of such financing and other risks detailed from time to time in Escalade's filings with the Securities and Exchange Commission. Escalade's future financial performance could differ materially from the expectations of management contained herein. Escalade undertakes no obligation to release revisions to these forward-looking statements after the date of this report.

Escalade, Incorporated and Subsidiaries Consolidated Condensed Statement of Operations (Unaudited, In Thousands Except Per Share Data)

	Three Months Ended		Twelve Months Ended
	December 26, 2015	December 27, 2014	December 26, 2015	December 27, 2014

Net Sales	$ 43,744	$ 40,643	$ 155,542	$ 137,975

Costs and Expenses
Cost of products sold	33,732	29,810	112,068	96,912
Selling, administrative and general expenses	6,757	6,073	27,775	22,938
Amortization	754	727	2,881	2,621

Operating Income	2,501	4,033	12,818	15,504

Other Income (Expense)
Interest expense	(130)	(123)	(470)	(447)
Equity in earnings of affiliates	913	1,754	2,993	3,923
Other income	57	657	333	803

Income Before Income Taxes from Continuing Operations	3,341	6,321	15,674	19,783

Provision for Income Taxes from Continuing Operations	482	1,844	4,068	6,438

Net Income from Continuing Operations	2,859	4,477	11,606	13,345

Discontinued Operations
Loss from operations	--	(216)	--	(611)
Loss on classification as held for sale	--	--	--	(12,945)
Gain (loss) on disposal (includes $2,565 of accumulated other comprehensive income reclassification from foreign currency translation adjustment)	--	(209)	--	5,929
Provision (benefit) for Income Taxes	--	22	--	(6,099)
Net Loss from Discontinued Operations	--	(447)	--	(1,528)

Net Income	$ 2,859	$ 4,030	$ 11,606	$ 11,817

Basic Earnings Per Share Data:
Income from continuing operations	$ 0.20	$ 0.32	$ 0.82	$ 0.96
Loss from discontinued operations	--	(0.03)	--	(0.11)
Net Income	$ 0.20	$ 0.29	$ 0.82	$ 0.85

Diluted Earnings Per Share Data:
Income from continuing operations	$ 0.20	$ 0.32	$ 0.82	$ 0.95
Loss from discontinued operations	--	(0.03)	--	(0.11)
Net Income	$ 0.20	$ 0.29	$ 0.82	$ 0.84

Average shares outstanding	14,151	13,958	14,088	13,853

Consolidated Condensed Balance Sheets (Unaudited, In Thousands)

All Amounts in Thousands Except Share Information	December 26, 2015	December 27, 2014

ASSETS
Current Assets:
Cash and cash equivalents	$ 1,982	$ 3,232
Time deposits	--	1,450
Receivables, less allowances of $1,086 and $900	38,984	32,150
Inventories	25,862	23,775
Prepaid expenses	2,534	1,622
Deferred income tax benefit	1,543	925
Prepaid income tax	1,910	5,697
TOTAL CURRENT ASSETS	72,815	68,851

Property, plant and equipment, net	14,363	11,596
Intangible assets	16,868	13,465
Goodwill	20,047	14,875
Investments	19,644	18,949
Other assets	--	145
TOTAL ASSETS	$143,737	$127,881

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Notes payable	$ 19,776	$ 16,200
Current portion of long-term debt	1,810	1,586
Trade accounts payable	2,547	1,853
Accrued liabilities	14,174	12,107
TOTAL CURRENT LIABILITIES	38,307	31,746

Long-term debt	1,750	3,360
Deferred income tax liability	7,200	2,996
TOTAL LIABILITIES	47,257	38,102

Commitments and contingencies	--	--

Stockholders' equity:
Preferred stock
Authorized: 1,000,000 shares, no par value, none issued
Common stock
Authorized: 30,000,000 shares, no par value
Issued and outstanding: 2015 —14,179,844 shares, 2014 —13,998,090 shares	14,180	13,998
Retained earnings	85,478	77,745
Accumulated other comprehensive loss	(3,178)	(1,964)
TOTAL STOCKHOLDERS' EQUITY	96,480	89,779
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$143,737	$127,881

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